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                                                                   EXHIBIT 10.13

                        EMPLOYMENT AND COMPENSATION AGREEMENT

      This Employment and Compensation Agreement (the "Agreement") is entered into in Contra Costa County, California, as of the 25th day of February, 1999, by and between Finet Holdings Corporation, a Delaware corporation ("Employer"), and Gary A. Palmer ("Employee"), who agree as follows:

      This Agreement is made with reference to the following facts:

      A. Employer and Employee previously entered into a Consulting Agreement, December 15, 1998 ("Prior Agreement"), a true and correct copy of which is attached hereto as Exhibit A.

      B. Employer and Employee (the "parties") have agreed to terminate the Prior Agreement, effective as of February 27, 1999, and to enter into this Agreement which shall supersede and replace the Prior Agreement, as well as any other agreements or arrangements which the parties may have previously entered into. Notwithstanding the foregoing, the parties agree to provide for the implementation and vesting of the Stock Options which were granted in the Prior Agreement and as is more specifically set forth in Section 5., b. below.

      C. Employee desires to perform services for Employer and Employer desires to engage Employee to perform services in accordance with the terms and conditions set forth in this Agreement.

      Now therefore, in consideration of the foregoing and of the covenants, representations and promises set forth in this Agreement, the parties hereto, agree as follows:

      1.    EMPLOYMENT.

            a. Employer hereby offers Employee employment with Employer, and Employee hereby accepts employment, commencing on February 28, 1999 on the terms and conditions contained in this Agreement.

            b. Employee shall serve as Executive Vice President and Chief Financial Officer for reporting directly to the Chief Executive Officer or his designee. In that capacity, Employee shall faithfully and diligently carry out, under the direction of the Chief Executive Officer, such duties and have such responsibilities as are customary among persons employed in substantially similar capacities for similar companies and more specifically those responsibilities set forth in Exhibit B, attached hereto and

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incorporated into this Agreement.  Employee agrees to the best of his ability and experience to perform loyally and conscientiously all of the duties and obligations required of him either expressly or implicitly by the terms of this Agreement.

            c. Location of Employee's employment shall be as is determined by Employer.

      2. TERM OF EMPLOYMENT. Employee's term of employment shall commence on February 28, 1999 and shall terminate upon the earlier of February 28, 2001, or as is otherwise specified in accordance with the terms of this Agreement (the "Term of Employment").

      3. COMMITMENT. Except as otherwise provided herein, during the Employment Period Employee shall devote one hundred (100%) percent of his entire productive time, ability, and attention to the business of the Employer. Except as otherwise provided herein, Employee shall not render any services of a commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Chief Executive Officer of Employer. However, the expenditure of reasonable amounts of time for educational, charitable, or professional activities shall not be deemed a breach of this Agreement if those activities do not materially interfere with the services required under this Agreement and shall not require the prior written consent of Employer's Chief Executive Officer.
Notwithstanding the foregoing, this Agreement shall not be interpreted to prohibit Employee from making passive personal investments or conducting private business affairs if those activities do not materially interfere with the services required under this Agreement.

      4.    COMPETITIVE ACTIVITIES.

            a. During the Term of Employment, Employee shall not, directly or indirectly, own an interest in, operate, join, control, or participate in, or be connected as an officer, employee, agent, independent contractor, partner, shareholder or principal of any corporation, partnership, proprietorship, firm, association, person, or other entity producing, designing, providing, soliciting orders for, selling, distributing, or marketing products, goods, equipment, or services that compete directly or indirectly with Employer's products and services or Employer's business, without the written approval of Employer, such approval not to be unreasonably withheld. Employer may rescind such approval if and when, in the opinion of Employer, such activities materially inhibit Employee's performance under this Agreement or place Employer at risk.

            b. For one year following his termination as an Employee of or consultant to Employer, whichever occurs later ("Post-termination Period"), Employee shall not be prohibited from employment in the mortgage industry involving activities

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similar to those engaged in prior to becoming Employee, except, however,
Employee shall not undertake any employment or activity competitive with Employer's business in which the loyal and complete fulfillment of the duties of the competitive employment or activity would call on Employee to reveal, to make judgments on, or otherwise to use any confidential business information or trade secrets of Employer's business to which Employee had access by reason of Employer's business.

            c.    During the Term of Employment and the Post-termination
Period, Employee shall not, directly or indirectly, either for himself or for any other person, firm, or corporation, divert or take away or attempt to divert or take away (and during the Post termination Period, call on or solicit or attempt to call on or solicit) any of Employer's customers or patrons, including but not limited to those on whom he called or whom he solicited or to whom he catered or with whom he became acquainted while engaged as an Employee of Employer.

            d. During the Term of Employment, Employee shall not undertake planning for or organization of any business activity competitive with Employer's business or combine or join with other employees or representatives of Employer's business for the purpose of organizing any such competitive business activity.

            e. During the Term of Employment and the Post-termination Period, Employee shall not, directly or indirectly or by action in concert with others, induce or influence (or seek to induce or influence) any person who is engaged (as an employee, agent, independent contractor, or otherwise) by Employer to terminate his or her employment or engagement.

      5.    COMPENSATION.

      As compensation for the services to be rendered by Employee hereunder during the Term of Employment, Employer shall pay Employee a base annual salary and the grant of stock options, as is more specifically set forth below:

            a. Employee shall be entitled to receive as an annual base salary the sum of one hundred eighty seven thousand ($187,000.00) dollars ("Base Salary") prorated during the Term of Employment, payable monthly in accordance with Employer's customary payroll practices. In addition, Employee shall be eligible to receive "bonus income", based upon Employee's performance and Employer's corporate profitability. The payment of Bonus Income shall be at the discretion of the Employer's Chief Executive Officer and the Board of Directors, calculated and paid on an annual fiscal year basis.

            b. (i) Under the terms of the Prior Agreement, Employee was granted stock options to purchase, at an exercise price of $ .75 per share, up to three hundred and

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fifty thousand (350,000) shares of Finet common stock ("Options"), subject to
Employee's full time permanent employment with Employer. The Options vest over an extended term, in accordance with the provisions of the Finet Holdings Corporation 1998 Stock Option Plan.

                      (ii) Concurrently upon the execution of this Agreement, all conditions precedent to the commencement of the Options vesting shall have been complied with, so as to provide for inclusion in the Incentive Stock Option Plan. The Options shall vest 70,000 shares on February 28, 1999, the first day of full time permanent employment and thereafter, 70,000 shares to vest at twelve month intervals during the subsequent forty eight months, conditioned upon Employee's continued employment by Employer ("Vested Options"). For the purpose of this provision, Employee may only exercise Options that are Vested. The terms and conditions of the Options shall remain subject to and interpreted in conformity with the Finet Holdings Corporation 1998 Stock Option Plan, as may be amended from time to time.

      6. BENEFITS. In addition to the compensation described in Section 5 above, Employee will be entitled during the Employment Period to the following benefits:

            a. Such health insurance and other benefits that Employer may, from time to time, make available to Employer's employees.

            b. Vacation, sick leave, holidays, and personal time in accordance with Employer's vacation and absence policies, which Employer may, from time to time, maintain for employees at Employee's level of employment.

            c. Reimbursement of reasonable business expenses, upon submission of documentation in accordance with Employer's regular expense policies, for reasonable business expenses incurred on behalf of Employer by Employee. In addition, during the initial twelve (12) months of the Term of Employment, Employee shall be paid an allowance of two thousand ($2,000) dollars per month for travel and accommodation expenses related to his travel between Employer's offices and Employee's residence in Oregon.

            d. Participation in any savings plan, 401(k) plan, profit sharing plan or pension plan which Employer may from time to time, maintain for employees at Employee's level of employment, subject to plan eligibility.



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      7.    CONFIDENTIAL INFORMATION.

            a. Employee recognizes that, during the course of his employment with Employer, he will be exposed to certain nonpublic, confidential information, the disclosure of which to third parties would cause competitive injury to Employer. Such confidential information includes but is not limited to Employer's investment plans or strategies, trade secrets, sources of supply, customer lists, lists of potential customers, customer or consultant contracts and the details hereof, pricing policies, operational methods, marketing and merchandising plans or strategies, business acquisition plans, personnel acquisition plans, unannounced products and services, research and development activities, processes, formulas, methods, techniques, technical data, know how, inventions, designs, financial or accounting data, inventory reports, production schedules, cost and sales data, strategies, forecasts, and all other information that is not publicly available pertaining to the business of Employer or any of its affiliates. Such confidential information is hereinafter referred to as Confidential Information.

            b. Confidential Information shall not include (i) any information which is or becomes publicly available other than through breach of this Agreement, or (ii) any information which is or becomes known or available to Employee on a non confidential basis and not in contravention of applicable law from a source which is entitled to disclose such information to Employee.

            c. Employee agrees that he will not, while he is employed by Employer, divulge Confidential Information to any person, directly or indirectly, except to Employer or its officers and agents, or as reasonably required in connection with his duties on behalf of the Employer. Employee further agrees not to use, except on behalf of the Employer, any Confidential Information acquired by Employee during the Employment Period. Employee agrees that he will not at any time after his employment with Employer has ended, divulge to any person, directly or indirectly, any Confidential Information. Employee further agrees that, if his relationship with the Employer is terminated for any reason, he shall not take with him but will leave with Employer all records, papers, and computer software and data, and any copies thereof relating to the Confidential Information (or if such papers, records, computer software and data, or copies are not on the premises of Employer, Employee agrees to return such papers, records, and computer software and data immediately upon his termination). Employee acknowledges that all such papers, records, computer software and data, or copies thereof are and remain the property of Employer.

      8. VOICE MAIL AND ELECTRONIC MAIL. All voice mail and electronic mail on Employer's telephone or computer systems are the property of Employer and shall be non-personal, non-private and non-privileged to Employee, and Employee shall disclose


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to Employer all codes or passwords necessary for Employer to access such voice mail or electronic mail.

      9. COOPERATION. As a condition of his employment with Employer, Employee agrees that he will not disrupt, damage, impair, or interfere with the business of the Employer, such as by interfering with the duties of the Employer's employees, disrupting relationships with Employer's customers, agents, representatives, or vendors, or otherwise.

      10.   TERMINATION.

            a. Employee may terminate this Agreement for any reason or for no reason upon providing Employer thirty (30) days written notice of his intention to terminate.

            b. Employer may terminate this Agreement upon written notice to Employee prior to its expiration date only for "just cause" or due to the Employee's death or substantial physical impairment which prevents Employee from carrying out his duties and responsibilities as set forth of herein. For purposes of this section, "just cause" is defined as the failure of Employee to perform his duties and responsibilities as set forth herein to the satisfaction of Employer or a violation of Section 3., 4., 7., 8., 9., or 11. of this Agreement, gross insubordination, repeated and material inability or unwillingness to work effectively with customers and other employees, fraud, misappropriation of Employer's funds, embezzlement, theft, physical assault on an Employer's employee, drunkenness on the job, possession or use of narcotics on Employer's property, willful and material damage to Employer's property, conviction of a felony, or repeated and material violations of Employer's policies with regard to attendance.

            c. In the event Employee's employment is terminated by Employer or Employee as provided herein, Employer shall have no further obligation to pay any compensation to or benefits on behalf of Employee, however all compensation accrued as of the date of termination shall be paid to Employee within 45 days of termination.

            d. Upon termination of his employment, Employee agrees to deliver promptly to Employer all records, files, drawings, documents, specifications, blueprints, letters, notes, reports and computer software, and all copies thereof, and any and all materials relating to Employer's Confidential Information that are in his possession or control. At the time of termination, Employee will have an employee interview wherein Employee will certify that Employee has returned to Employer all tangible Confidential Information disclosed to him, and disclose Inventions conceived or developed by him during the period of employment.


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            e.    Sections 4., 7., 10., 11., 12., 13., 14., 16., and 17. hereof shall survive termination of this Agreement.

      11. ASSIGNMENT. The rights and liabilities of the parties hereto shall bind and inure to the benefit of their respective successors, executors and administrators, as the case may be; provided that, as Employer has specifically contracted for Employee's services, Employee may not assign or delegate his obligations under this Agreement either in whole or part without the prior written consent of Employer. Employer may assign its rights and obligations to a successor in interest to Employer, provided such successor assumes all obligations and liabilities hereunder.

      12. SEVERABILITY OF PROVISIONS. In the event any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

      13. INJUNCTIVE RELIEF. Employee acknowledges that the breach of a covenant contained in Section 4 and/or Section 7. of this Agreement will cause irreparable damage to Employer, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Employee agrees that if Employee breaches a covenant contained in
Section 4. and/or Section 7. of this Agreement, in addition to any other remedy that may be available at law or in equity, Employer shall be entitled to specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual damages.

      14. MEDIATION AND ARBITRATION. Initially all claims and controversies of any kind relating to this Agreement shall be submitted to mediation pursuant to the services of an established mediation service with the venue of the mediation being San Francisco, CA. In the event the matter cannot be disposed of by mediation, all claims and controversies of any kind relating to this Agreement shall be finally settled by binding arbitration before a single arbitrator in San Francisco, CA, in accordance with the rules of the American Arbitration Association. The parties to this Agreement shall be bound by the decisions in any such arbitration, and judgment upon such arbitration may be entered by any court of proper jurisdiction. Notwithstanding the applicable rules of the American Arbitration Association, in accordance with California Code of Civil Procedure Section 1283.1 (b), the parties agree that depositions may be taken and discovery obtained in any arbitration proceeding relating to this Agreement in accordance with California Code of


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Civil Procedure Section 1283.05.  Attorney's fees and costs shall be allocated by agreement in mediation or by the arbitrator in arbitration.

      15. NOTICES. Any notice provided for in this Agreement must be in writing and must be either personally delivered, or mailed by certified mail (postage prepaid and return receipt requested), or sent by reputable overnight courier service, to the recipient at the address below indicated:

            To Employee:       Gary A. Palmer
                               1035 Tyndall Court
                               Lake Oswego, OR 97034

            To Employer:       Chief Executive Officer
                               Finet Holdings Corporation
                               3021 Citrus Circle, #150
                               Walnut Creek, CA 94598

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or sent, or if mailed, five (5) days after deposit in an U.S. Postal facility.

      16. ENTIRE AGREEMENT: AMENDMENTS AND WAIVERS. This Agreement and any other agreement or document referred to herein constitute the complete, final and exclusive statement of the agreement among the parties pertaining to employment of Employee by Employer and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No amendment, supplement, modification, rescission or waiver of this Agreement shall be binding unless executed in writing by the parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a continuing waiver unless otherwise expressly provided. The parties expressly acknowledge that they have not relied upon any prior agreements, understandings, negotiations and discussions, whether oral or written.

      17. CHOICE OF LAW. The rights and duties of the parties will be governed by the law of the State of California, excluding any choice of law rules that would require the application of laws of any other jurisdiction.

      18. INSURANCE. Employee shall cooperate at no cost to him with Employer should Employer wish to purchase key man insurance on Employee's life.



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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

      Employer                                Employee




By:  /s/ Mark L. Korell            By:  /s/Gary A. Palmer
   -----------------------------      ------------------------------
      Mark L. Korell                          Gary A. Palmer
      Chairman & CEO






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                                      EXHIBIT A
                                 CONSULTING AGREEMENT

This consulting agreement is executed between Finet Holdings Corporation (Finet) and Mr. Gary A.. Palmer (Palmer), as of this 15th day of December, 1998. Terms are as follows:

      1. Palmer shall. provide services to Finet as outlined in Addendum A, and report to Mark L. Korell. He shall spend on average four days per week at Finet's Walnut Creek :Office.

      2. The term shall be from December 28 through March 28, with one three-month extension to be granted at the sole discretion of Finet.

      3. Palmer shall provide 40 hours per week of time at a gross monthly rate of $14,000 and shall be paid on the first and fifteenth of each month.

      4. Finet shall pay reasonable out of pocket transportation and lodging for Palmer, and no other benefits shall be provided.

      5.    Finet shall also conditionally grant to Palmer:

            a. Stock options of 350,000 total; with 70,000 shares to vest on the first day of full-time permanent employment with Finet, with 70,000 additional shares to vest at twelve month intervals for the next forty eight months. Exercise price shall be $0.75/share.

These stock grants and options shall only be valid and in effect upon Palmer's joining Finet as a full time employee, such decision to be solely at Finet's discretion and shall be evidenced by a written and signed Employment Agreement.

Accepted and Agreed


   /s/   Gary A. Palmer                        /s/  Mark L. Korell
--------------------------------             ----------------------------------
         Gary A. Palmer                      Finet Holdings Corporation
                                             Mark L. Korell
                                             Chairman & CEO

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                                        FINET


                                      EXHIBIT B
         EXECUTIVE VICE PRESIDENT & CHIEF FINANCIAL OFFICER RESPONSIBILITIES

-     Build a strong financial team committed to excellence and success

-     Financial planning, controls and analysis

-     Business modeling, including product line and business unit profitability

-     Accounting and public reporting

-     SEC reporting and relations

-     Strategic planning, budgeting and management reporting

- Treasury functions, including each management, forecasting, and developing and managing external credit relationships

- Corporate finance strategy & structure, including external investment banking relationships

-     Asset/liability management

- Actively contribute to creating a high performance organization and achieving business plan goals

-     Management of external audit relationships

- Actively participate in overall corporate strategy and policy directions and decisions

-     Member of Operating Committee